                              FIRST AMENDMENT TO
                        LOAN AND STOCK PLEDGE AGREEMENT

            THIS FIRST AMENDMENT TO LOAN AND STOCK PLEDGE AGREEMENT
(as amended, supplemented or modified from time to time, this "First Amendment") is dated as of December 31, 1996 and is between ALBERT L. PRILLAMAN, (the "Borrower"), and STANLEY FURNITURE COMPANY, INC., a Delaware corporation (the "Company").

            WHEREAS, the Borrower and the Company entered into a Loan and Stock Agreement dated December 2, 1994 (the "Loan Agreement") pursuant to which the Borrower borrowed $500,000.00 from the Company with a Promissory Note (the "Original Note"), and

            WHEREAS, the Borrower and the Company wish to revise the repayment terms of the Original Note to accelerate the repayment of principal,

            THEREFORE, IT IS AGREED:

      1. The Borrower shall execute the Amended Promissory Note substantially in the form of Exhibit A hereto (the "Amended Note"). All amounts previously paid or forgiven on the Original Note shall be credited toward the Amended Note. Effective upon the execution of the Amended Note, the Original Note shall be null and void.

      2.    The Loan Agreement is amended by adding the following new Section
2.7

      Section 2.7.  Deferral of Forgiveness.

            (a)   For any taxable year, if the Company determines that the
forgiveness of any amounts under Sections 2.1, 2.2 or 2.4 or the payment of tax under Section 2.6 would result in the Borrower receiving applicable employee remuneration for which no deduction would be allowed to the Company under Code Section 162(m), the Company will compute the maximum amount that may be forgiven, with the associated tax payment provided under Section 2.6, without the Borrower receiving "applicable employee remuneration" for which no deduction would be allowed to the Company (the "Maximum Deductible
Amount").   Notwithstanding any other provision of this Agreement, the
Company shall forgive only an amount of borrowing which, with the associated tax payment provided under Section 2.6, equals the Maximum Deductible Amount. Any amount of borrowing that would have been forgiven absent this Section 2.7(a) shall be forgiven on the first day of the next taxable year.

            (b) For any taxable year after the application of Section 2.7(a), if the Company determines that the forgiveness of any amounts under Sections 2.1, 2.2 or 2.4 or the payment of tax under Section 2.6 would be result in the imposition of the excise tax imposed under Code Section 4999 on "excess parachute payments", the Company will compute the amount that would be forgiven or be payable to the Borrower if the total amounts that are forgiven or are payable to the Borrower by the Company under this Agreement are considered "parachute payments" for purposes of Code Section 280G were limited to the maximum amount that may be forgiven or paid to the Borrower under Code Sections 280G and 4999 without imposition of the excise tax
(the "Capped Amount"). Notwithstanding any other provision of this Agreement, the Company shall forgive only an amount of borrowing which, with the associated tax payment provided under Section 2.6, equals the Capped Amount. Any amount of borrowing that would have been forgiven absent this
Section 2.7(b) shall be forgiven on the first day of the next taxable year.

      3. In all other respects, the Loan Agreement shall continue in full force and effect.

            IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.

                                    ALBERT L. PRILLAMAN



                                    s/Albert L. Prillaman


                                    STANLEY FURNITURE COMPANY, INC.



                                    By s/Douglas I. Payne
                                      Title:  Senior Vice President-
                                              Finance and Administration
























1701\STANLEY\LOANPLAN\LOANAGM3.AMD

                                                            Exhibit A
                      ___________________________________

                            AMENDED PROMISSORY NOTE


                                **************

                                          Stanleytown, Virginia


$500,000.00                               Date:  December 31, 1996


      FOR VALUE RECEIVED, the maker, Albert L. Prillaman, promises to pay to the order of Stanley Furniture Company, Inc. (the "Company"), the principal sum of $500,000.00, together with interest from the date of this note at the rate of 7.60% per annum, compounded semi-annually, pursuant to the Loan And Stock Pledge Agreement dated as of December 2, 1994 between the Borrower and the Company (as the same may be amended from time to time, the "Loan Agreement"), in installments as hereinafter provided. This Amended Promissory Note replaces the Promissory Note dated December 2, 1994 from the maker to the Company pursuant to the terms of the First Amendment to the Loan Agreement.

      The interest due under this Amended Promissory Note shall be paid in annual installments beginning December 31, 1994 and continuing until this
note is fully paid.   The principal shall be paid in annual installments as
follows:

      Principal               Date
      $ 50,000.00       December 31, 1994
      $ 50,000.00       December 31, 1995
      $133,333.00       December 31, 1996
      $133,333.00       December 31, 1997
      $133,334.00       December 31, 1998

      If not sooner paid, the entire indebtedness shall be due and payable on the earlier of December 31, 1998 or 90 days after the death of the Borrower.

      This Note is payable at the corporate office of the Company or at such other place as the Company may designate in writing from time to time.

      The right of prepayment is reserved, in whole or in part, at any time without penalty.

      If any payment due hereunder is not made within ten calendar days following the date on which such payment was due, or if the maker is declared or adjudicated to be bankrupt by a United States Bankruptcy Court, the maker shall be in default hereunder.

      Presentment, demand, protest, and notices of dishonor and of protest are hereby waived by the maker. The maker agrees that he will pay, to the extent permitted by law, all expenses incurred in collecting this obligation, including reasonable attorney's fees, should this obligation or any part thereof not be paid as and when due.

      This Note and the obligations evidenced hereby are without recourse to the Borrower and the Borrower shall have no personal liability with respect hereto and no holder hereof shall have any right to assets of the Borrower except as provided in the Loan Agreement.

      This Note is the Note referred to in the Loan Agreement. Terms defined in the Loan Agreement are used herein with the same meanings. Reference is made to the Loan Agreement for provisions for the waiver of certain payments, and the acceleration of the maturity hereof.

      This note shall be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Virginia.



                                    Albert L. Prillaman